Exhibit 99.5

CONSENT OF HUNG KAM WING (“TIMMY”)

Smart Logistics Global Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: November 16, 2024

/s/ Hung Kam Wing (“Timmy”)
Hung Kam Wing (“Timmy”)